Exhibit 10.15
EXECUTION COPY
THROUGHPUT AND STORAGE AGREEMENT
This Throughput and Storage Agreement (this “Agreement”) is made effective this 22nd day of October, 2007 (the “Commencement Date”) by and among PEABODY TERMINALS, LLC, JAMES RIVER COAL TERMINAL, LLC (James River Coal Terminal, LLC and Peabody Terminals, LLC being collectively referred to herein as “Peabody”) and PATRIOT COAL SALES LLC (“Patriot”).
Background Information
A.	Peabody is a partner in Dominion Terminal Associates (“DTA”). DTA operates a coal terminal facility in Newport News, Virginia (the “Terminal”).

B.	DTA and its partners (including Peabody) (the “DTA Partners”) have entered into, among other contracts, an Amended and Restated Operating Agreement dated as of January 1, 1988 (as the same has heretofore been amended and may hereafter be amended, the “Operating Agreement”) and an Amended and Restated Throughput and Handling Agreement dated as of July 1, 1987 (as the same has heretofore been amended and may hereafter be amended, the “Throughput Agreement”, and together with the Operating Agreement, the “Operative Agreements”).

C.	Peabody desires to assign to Patriot, and Patriot desires to acquire from Peabody, a portion of Peabody’s rights under the Operative Agreements to throughput and ground storage capacity at the Terminal on the terms and conditions set forth in this Agreement.
Agreement
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Peabody and Patriot agree as follows:
1.	Services: Peabody hereby assigns and allocates to Patriot, and Patriot hereby accepts an assignment and allocation from Peabody of, a portion of the ground storage space and throughput capacity allocated to Peabody and related services provided by DTA under the Operative Agreements, which assignment and allocation shall be subject to the terms and conditions hereinafter set forth.

2.	Term: The initial term shall commence on the Commencement Date and shall expire at 11:59 p.m. (St. Louis, MO time) on December 31, 2012 (“Initial Term”).

3.	Right to Extend: The parties shall have the right to extend the term at the end of the Initial Term on mutually agreeable terms provided that they reach agreement on the renewal rates and other terms not later than sixty (60) days prior to the Patriot

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Nomination Date (defined below) of the last calendar year of the Initial Term or the then-current extension term, as applicable. The Initial Term plus any renewal or extension terms will be referred to herein as the “Term”.
4.	Ground Storage and Throughput Tonnage:
(a)	The parties acknowledge and agree that: (i) availability of ground storage and throughput capacity at the Terminal is subject to the Operative Agreements and to operating guidelines established by DTA; (ii) Peabody will acquire ground storage and throughput capacity from DTA (for both itself and for Patriot) in accordance with the Operative Agreements and DTA guidelines on the basis of Patriot’s annual nominations; and (iii) the parties will work together in good faith to obtain ground storage and throughput capacity that satisfies the needs of both parties.

(b)	As used in this Agreement, the “Patriot Nomination Date” of a given calendar year means a date that is thirty (30) days before the nomination date established by DTA for such calendar year.

(c)	Beginning in 2008, on or before the Patriot Nomination Date, Patriot shall notify Peabody of its estimated ground storage needs for the subsequent calendar year. The parties will work together in good faith to (i) agree upon allocations of ground storage capacity between them in making nominations of annual ground storage capacity to DTA and (ii) to manage the ground storage capacity allocated by DTA to meet their respective needs. In no event, however, will Patriot be entitled to ground storage beyond what is commensurate with its Annual Throughput Nomination Tons. The following table represents the parties agreement as to the minimum ground storage capacity necessary for Patriot’s Annual Throughput Nomination Tons and Peabody hereby agrees to use this table in connection with Peabody’s annual ground storage capacity nominations to DTA:

If Annual Throughput Nomination Tons are:	Then Minimum Ground Storage Tons are:
≤ 2,000,000	175,000
2,000,001 to 2,500,000	225,000
2,500,001 to 3,000,000	275,000
3,000,001 to 4,000,000	300,000
Any ground storage capacity requirements in excess of those set out in the foregoing table shall be subject to availability. Peabody and Patriot agree to work together in good faith to develop schedules of their respective ground storage capacity requirements (on an annual, quarterly or monthly basis) as required by DTA or as are necessary to the efficient management of the allocated ground storage capacity.

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Patriot acknowledges and agrees that the ground storage locations shall be as determined from time to time by the operating manager of the Terminal (“DTA Manager”) and are subject to change from time to time by DTA Manager.

(d)	Beginning in 2008, on or before the Patriot Nomination Date, Patriot shall notify Peabody of its estimated throughput needs for the subsequent calendar year (“Annual Throughput Nomination Tons”) for the subsequent calendar year, in an amount not to exceed 4,000,000 net tons. Patriot shall have the right to nominate tons in addition to the Annual Throughput Nomination Tons, which Peabody shall have the right to accept or reject based upon availability. Notwithstanding anything herein to the contrary, the Annual Throughput Nomination Tons shall be deemed to be inclusive of (a) any tons sold (or to be sold) by Patriot to affiliates of Peabody pursuant to contracts in existence on the Commencement Date for delivery via the Terminal and (b) any tons sold (or to be sold) by Patriot to customers other than affiliates of Peabody.

(e)	The parties shall work together in good faith during 2007 to make ground storage and throughput nominations for calendar year 2008.

5.	Exclusive Provider of Services:

(a)	During the Term, Peabody shall be the exclusive provider of U.S. terminal services to Patriot (or its current or future affiliates) for all Central Appalachian coal originating on the CSX rail (including purchased coal) for transport to domestic or international destinations through Newport News, VA, up to a maximum of four million tons per calendar year during the Term. In the event Patriot acquires another coal company during the Term, the terms of any contract in place at the time of such acquisition shall be excluded from the foregoing exclusivity requirement but Patriot agrees that any contracts entered into after the date of such acquisition shall be governed by such exclusivity requirement unless Peabody otherwise agrees in writing.

(b)	If after the Patriot Nomination Date of a particular calendar year, Patriot desires additional throughput capacity for the subsequent calendar year beyond the Annual Throughput Nomination Tons, then, prior to obtaining such throughput services from a third party (including DTA), Patriot will attempt to obtain said services from Peabody. To the extent there is insufficient capacity at the Terminal to fulfill Patriot’s need for said additional throughput services for such calendar year, then and only then shall Patriot contract with a third party to obtain such additional throughput services. In the event additional throughput capacity is available at the Terminal, Patriot shall pay the rate per ton then established by DTA third party throughput for for any such additional tons.

6.	Weights: For purposes of calculations hereunder, all weights shall be based upon outbound vessel weights as determined by vessel draft survey.

7.	Coal Quality: All coal delivered to DTA shall be free flowing and free of wood, iron, steel, excess water and other extraneous materials. DTA shall have the right to refuse to accept Patriot coal at the Terminal which does not meet the above criteria or which in

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DTA’s reasonable discretion, cannot be reasonably unloaded or which could reasonably cause damage to any machinery or equipment at the Terminal.
8.	Pricing:

(a)	Payment for the services to be provided hereunder shall be on a per net ton basis and shall be based upon established weights calculated in accordance with Section 6.

(b)	The combined throughput and ground storage fees for the Initial Term shall be $1.50 per net ton shall be applicable to the Annual Throughput Nomination Tons plus a +10% variance (the combination of which shall in no event exceed 4,000,000 net tons).

(c)	Patriot acknowledges and agrees that Peabody will be relying on Patriot’s Annual Nomination Tons in reaching agreement with DTA for Peabody’s annual tonnage commitments for throughput. To the extent that Patriot’s actual utilization of throughput falls short of Patriot’s Annual Throughput Nomination Tons (other than due to Force Majeure under Section 21) by more than 12.0% (each net ton in excess of such 12.0% threshold, an “Excessive Shortfall Ton”), then Patriot shall pay Peabody $0.75 for each Excessive Shortfall Ton as liquidated damages.

(d)	In addition to the foregoing, Patriot shall reimburse Peabody for any additional costs incurred by Peabody in the event any coal governed by this Agreement remains in ground storage beyond the end of the Term, which shall be a daily per ton rate as established by DTA.

9.	Taxes: All taxes levied upon or calculated with reference to any Patriot coal delivered to DTA shall be borne by Patriot and Patriot shall reimburse Peabody for any taxes imposed against Peabody in connection herewith (other than income tax).

10.	Interest: Patriot shall pay to Peabody interest at the rate per annum equal to the prime lending rate as may from time to time be published in The Wall Street Journal under “Money Rates” for any amounts not paid within five (5) business days from the date due hereunder until payment thereof is received by Peabody. This right to collect interest is in addition to any other rights or remedies available at law or in equity.

11.	Rules and Regulations: Patriot’s use of the Terminal shall be governed at all times by the operational documents of the Terminal including, but not limited to, the rail shipping procedure (“Rail Shipping Procedure”), the current port information and regulations manual (“Terminal Tariff”), and such other conditions of shipping and ground storage and blending imposed by DTA (collectively, “Operating Procedures”). Scheduling of barge, vessel and railcar deliveries shall be in accordance with the Operating Procedures.

12.	Limitation of Liability:

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(a)	Peabody will not be responsible for any loss of, damage to, including loss of quality, or destruction of coal while in the care, custody and control of DTA whether or not such loss, damage or destruction of coal is caused by an act of God or natural occurrence, inadvertent co-mingling or spontaneous combustion.

(b)	Neither Peabody nor Patriot shall be liable to the other for consequential, incidental, punitive, exemplary or indirect damages, lost profits, or business interruption damages, whether by statute, in tort or in contract, under any indemnity provision or otherwise, except as otherwise provided in Section 8(c).

13.	Payment Terms: Payment shall be made in United States funds and timely sent to Peabody via ACH/wire transfer to the following account:

Bank Name:	PNC Bank, N.A.
ABA Number:	043000096
Bank Account Number:	1008971375
Bank Account Name:	Peabody Investments Corp.
Peabody shall invoice Patriot on a monthly basis and payment shall be due not less than thirty (30) days from and after vessel loadings. Peabody shall attach a copy of the vessel loading report to each invoice, and unless Patriot disputes such report within ten (10) days after receipt, the facts contained therein shall be deemed agreed.
14.	Permits and Train Numbers: Permits and train numbers will be issued to Patriot on a monthly basis. Patriot shall provide DTA with any permit requests on or before the 25th day of the month preceding the month in which delivery of coal is to be made. Peabody shall have no liability to Patriot resulting from CSX’s inability to provide adequate permits or railcars to Patriot for the transportation of coal pursuant hereto.

15.	Title and Risk of Loss: Title to all coal delivered to DTA shall at all times remain in Patriot. DTA shall function and serve as Patriot’s bailee with respect to any coal covered hereby while such coal is in the care, custody and control of DTA. Patriot shall bear the risk of loss with respect to Patriot coal at the Terminal. Notwithstanding the foregoing, coal that accumulates in ditches and ponds and ordinary spillage from conveyors, the dumper and the like, where it is impractical to determine its owner and return it to piles (collectively, “Scrap Coal”) shall be the property of DTA and shall be sold or otherwise disposed of as the DTA Manager sees fit.

16.	Default: In the event that (i) any party shall fail to pay on the due date thereof any payment due hereunder and such failure shall continue for 10 days after receipt of written notice thereof, or (ii) any party shall fail or neglect to commence to correct any default hereunder, or dispute the existence thereof in good faith and in writing, or to perform any covenant or obligation hereunder, or any representation or warranty hereunder proves to be untrue or is breached, and such failure, neglect or breach continues for 15 days after receipt of written notice thereof, then without further notice or demand or court order, a non-defaulting party shall have the right to terminate. In such event, the non-defaulting

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party(ies) shall have the right to recover all damages proximately related to or arising from any breach by the defaulting party(ies), including legal expenses and reasonable attorneys’ fees.

17.	Dispute Resolution: Disputes arising pursuant hereto shall be resolved in accordance with this provision. The procedure for dispute resolution may be invoked by either party by written notice to the other party claiming the existence of a dispute and describing the nature of that dispute (the “Dispute Notice”). The parties shall negotiate expeditiously in good faith in an effort to resolve any disputes arising hereunder. Resolution of disputes by negotiation shall be acknowledged in writing by both parties. In the event a dispute cannot be resolved by negotiation within thirty (30) days after the date of the Dispute Notice, the parties agree to consider the use of a mini-trial or other informal procedure such as umpire settlement (“Informal Procedure”) to resolve the dispute. An Informal Procedure shall be utilized only if the parties agree in writing on the procedures to be followed and whether the resulting determination shall be binding. Any dispute which is not resolved nor committed to final and binding resolution by means of an Informal Procedure within ninety (90) days of the date of the Dispute Notice may, within one hundred (100) days of the date of the Dispute Notice, be referred to a court of competent jurisdiction by either party.

18.	Laws and Regulations: In the performance hereunder, Peabody and Patriot shall comply with all prevailing and valid laws and regulations of the United States and the state, county and municipality having jurisdiction. Each party will, at its own expense, acquire any and all permits, licenses or approvals required by any governmental agency, regulatory body, or its agents to enable it to satisfy its obligations hereunder. Nothing herein shall prevent any party from contesting the validity or alleged violation of any law or regulation, and while such contest is pending, the contesting party shall not be in default hereunder.

19.	Liability and Indemnity: Patriot shall be solely liable for all acts or omissions undertaken by Patriot in the exercise of the rights granted hereunder and shall indemnify and hold Peabody harmless from any loss, liability, claim or expense of any nature, including reasonable attorneys’ fees, incurred by Peabody as a result of, or arising in any way from any such act or omission by Patriot, its agents, servants or employees hereunder.

20.	DTA Performance:

(a)	Subject to Section 20(c) below, Peabody makes no representations or warranties of any kind regarding operation of the Terminal or the services to be provided by DTA in connection with the exercise of Patriot’s rights hereunder. Patriot’s obligation to make the payments specified herein shall not be excused or suspended as a result of the Terminal being unavailable for Patriot’s use for any reason, excepting Force Majeure, unless such unavailability is due to the fault of Peabody.

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(b)	Peabody does not guarantee any vessel loading rates and shall incur no demurrage obligations whatsoever hereunder.

(c)	Peabody will use commercially reasonable efforts to defend its rights against DTA and the other DTA Partners under the Operative Agreements and to pursue all necessary legal action to enforce Peabody’s rights against DTA and the DTA Partners under the Operative Agreements, in each case to the extent such rights relate to throughput and ground storage capacity assigned to Patriot under this Agreement; provided, however, that Peabody will have the right, in its sole discretion, to determine whether or not Peabody will defend or pursue a given legal action; and in the event Peabody determines not to defend or pursue a given legal action, Peabody will notify Patriot of such determination. Peabody agrees that in the course of defending or pursuing Peabody’s rights against DTA or the DTA Partners under the Operative Agreements that Peabody will exercise commercially reasonable efforts to avoid taking any actions that Peabody knows or would reasonably be expected to know would be detrimental to Patriot without first advising Patriot of such actions. Notwithstanding the foregoing, however, nothing in this Section 20(c) will be construed to limit any right Patriot may have against Peabody under this Agreement as a result of such action by, or inaction of, Peabody.

21.	Force Majeure:

(a)	In the event any party’s ability to perform hereunder (except the obligation to make payments) is limited or prevented in whole or in part by events at the Terminal or relating to the CSX rail transportation system servicing the Terminal (including acts of God, fire, floods, storms and safety precautions taken by DTA prior to the arrival of storms, explosions, accidents, breakdowns, epidemics, war, civil disorders, strikes or other labor difficulties, shortages, actions by Coast Guard other governmental authorities to close the Terminal, security requirements imposed by governmental authorities, or failure of raw materials, labor, fuel, power, equipment, supplies or transportation), or by any law, rule, regulation, order or other action adopted or taken by any Federal, state, or local governmental authority, or any other like or unlike cause not reasonably within Patriot’s or Peabody’s control, the effected party(ies) shall be considered to be subject to a condition of Force Majeure to the extent such performance is so limited or prevented. The effected party(ies) must give prompt notice of such an event which notice shall include a description of the event and an estimate of the period of time such event will affect performance.

(b)	If, because of Force Majeure, any party is unable, wholly or partially, to carry out any of its obligations hereunder (except the obligation to make payments) at the time the Force Majeure occurred or in the future, the obligations of the party (ies) suffering such Force Majeure shall be suspended to the extent made necessary by such Force Majeure and during the continuance of such Force Majeure or its effects; provided, however, that no party shall, however, be relieved of liability for failure of performance to the extent that such failure is due to causes arising out of its own negligence or to causes which it could, but fails to remove or remedy with reasonable dispatch.

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(c)	The party(ies) affected by the Force Majeure event shall use their best efforts to eliminate such event as soon as and to the extent reasonably practicable. Nothing herein contained shall cause the party(ies) affected by the Force Majeure to submit to unreasonable conditions or restrictions imposed by any governmental authority, or to submit to any labor agreement, and it is agreed that any settlement of labor strikes or differences with workmen shall be within the sole discretion of the party affected thereby. Performance hereunder may, upon mutual agreement of Patriot and Peabody, be made up within or beyond the Term hereof. During any period in which Peabody’s performance hereunder is partially suspended or curtailed as a result of Force Majeure, Peabody shall allocate its available stockpile space in a fair and reasonable manner.

22.	Assignment: Neither party shall have the right to assign its rights and obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (a) Peabody shall have the right to assign its rights and obligations hereunder to any affiliate of Peabody or to DTA in the event the DTA organizational and/or controlling documents require third party agreements of this type and nature to be assigned to DTA and upon such written assignment, Peabody shall be released from any obligation arising from and after the date of said assignment; and (b) Patriot shall have the right to assign its rights and obligations hereunder to any 100% affiliate of Patriot (provided that such assignment shall be valid only as long as the assignee remains a 100% affiliate of Patriot).

23.	Relationship: No fiduciary relationship shall be deemed to exist between Patriot and Peabody as a result of this Agreement or the services to be provided by Peabody to Patriot hereunder. Peabody shall be solely an independent contractor of Patriot. Peabody and Patriot shall not be deemed to be partners or joint venturers under any circumstances or in any respect in connection herewith.

24.	Governing Law: This Agreement will be construed in accordance with and governed in all respects by the laws of the Commonwealth of Virginia, without regard to conflict of law rules.

25.	Entire Agreement; Amendments; Waivers: This Agreement sets forth the complete and final agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussions, understandings and agreements concerning that subject matter, whether oral or written. Any amendments to this Agreement shall be in writing, signed by both parties. A party’s failure to insist in any one or more instances upon strict performance of a provision of, or to take advantage of any of its rights under, this Agreement shall not be considered as a waiver of such provision or right.

26.	Notices: Notice sent by facsimile, first class, certified or registered U.S. Mail, or a reputable over night courier service, addressed to the party to whom such notice is given, at the address of such party stated herein beneath such party’s signature block or to such other address (or facsimile number) as such party may designate, shall be deemed delivered (i) if mailed, upon mailing and (ii) if faxed, upon receipt of answerback acknowledgement, and sufficient notice in any case requiring notice hereunder.

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27.	Confidentiality: The terms and conditions hereof shall remain confidential and shall not be disclosed to any other party without the mutual consent of the parties, except that it may be disclosed (a) to parent or affiliated company, (b) where such disclosure may be required by law, (c) in connection with the assertion of a claim or defense in judicial or administrative proceedings involving one of the parties hereto, (d) to independent accounting firms or law firms which execute an agreement to keep such terms and conditions confidential, and (e) DTA, which has executed an agreement to keep such terms and conditions confidential.

28.	Transfer of Interests in DTA: Peabody will not sell or transfer all or any part of its interests in DTA unless the buyer or transferee agrees in writing to be bound by this Agreement with respect to the interest sold or transferred.

29.	Counterparts; Reproductions: This Agreement may be signed in any number of counterparts, each of which is an original for all purposes, but all of which taken together constitute one and the same contract, notwithstanding that all parties are not signatories to the same counterpart. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile, PDF) will be considered an original.
[Signatures on following page]

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The Parties have executed this Agreement as of the date first written above.

PEABODY TERMINALS, LLC		PATRIOT COAL SALES LLC

By:	/s/ John F. Quinn Jr. Name: John F. Quinn Jr.	By:	/s/ Michael V. Altrudo Name: Michael V. Altrudo
	Title: Vice President		Title: President

Address for Notices:		Address for Notices:

701 Market Street, Suite 712 St. Louis, MO 63101		12312 Olive Boulevard, Suite 400 St. Louis, MO 63141
Fax: (314) 342-7740		Fax:

JAMES RIVER COAL TERMINAL, LLC

By:	/s/ John F. Quinn Jr. Name: John F. Quinn Jr. Title: Vice President

Address for Notices:

701 Market Street, Suite 712 St. Louis, MO 63101 Fax: (314) 342-7740

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